SUBADVISORY FEE WAIVER AGREEMENT

This SUBADVISORY FEE WAIVER AGREEMENT (the “Agreement”) is dated as of December 7, 2017, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”), and NEWFLEET ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and SunAmerica Income Funds (the “Trust”) are parties to that certain Investment Advisory and Management Agreement, dated January 1, 1999 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to the AIG Flexible Credit Fund (formerly, SunAmerica High Yield Bond Fund) (the “Fund”), a series of the Trust; and

WHEREAS, the Adviser and the Subadviser are parties to that certain Subadvisory Agreement dated September 30, 2014 (as amended from time to time, the “Subadvisory Agreement”), pursuant to which the Subadviser provides subadvisory services to the Fund; and

WHEREAS, the Adviser pays the Subadviser, as compensation for services provided to the Fund, a subadvisory fee at the annual rates set forth in the Subadvisory Agreement (the “Subadvisory Fee”); and

WHEREAS, the Board of Trustees of the Trust approved a Subadvisory Fee Waiver Agreement by and between the Adviser and the Subadviser at an in-person meeting held on December 5, 2017 and the Subadviser agreed to waive a portion of its Subadvisory Fee in the amount set forth herein.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	The Subadviser shall waive its Subadvisory Fee under the Subadvisory Agreement with respect to the Fund so that the subadvisory fee payable by the Adviser to the Subadviser is equal to 0.14%.

2.	This Agreement shall continue in effect through July 31, 2019, and from year to year thereafter provided such continuance is agreed to by the Subadviser and approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or the Subadviser, as defined in the Investment Company Act of 1940, as amended, and (ii) have no direct or indirect financial interest in the operation of this Agreement. Upon termination of the Subadvisory Agreement with respect to the Fund, this Agreement shall automatically terminate.

3.	This Agreement shall be construed in accordance with the laws of the State of New York.

4.	This Agreement may be amended by mutual consent of the parties hereto in writing.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ Peter Harbeck
Name: Peter Harbeck
Title: President and CEO

NEWFLEET ASSET MANAGEMENT, LLC

By:	/s/ Michael Sollicito
Name: Michael Sollicito
Title: Chief Operating Officer